CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Combined Proxy Statement and Prospectus and Statement of Additional Information constituting parts of this registration statement on Form N-14 (the "N-14 Registration Statement") of our report dated December 14, 2001, relating to the financial statements and financial highlights of Large-Cap Growth Portfolio, Mid-Cap Growth Portfolio, Focused Large-Cap Growth Portfolio and Focused Multi-Cap Growth Portfolio which appears in the October 31, 2001 Annual Report to Shareholders of SunAmerica Style Select Series, Inc., which are also incorporated by reference into the N-14 Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Experts" in such Registration Statement.

We also consent to the references to us under the headings "Financial Highlights" and "Additional Information -- Independent Accountants and Legal Counsel" in SunAmerica Style Select Series, Inc.'s registration statement on Form N-1A, which is to be filed on or about June 19, 2002, which is incorporated by reference into this N-14 Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
June 18, 2002